Exhibit 99.3

Consent of Director Nominee

In accordance with Rule 438 under the Securities Act of 1933, as amended, each of the undersigned hereby consents to being named as a person who will become a director of American National Bankshares Inc. (“American National”) as of the Effective Time (as such term is defined in the Agreement and Plan of Reorganization, dated as of October 1, 2018) in the joint proxy statement/prospectus, which forms a part of the Registration Statement on Form S-4 of American National, and any amendment or supplement thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

Signature	Date

/s/ Nancy H. Agee Nancy H. Agee	December 14, 2018

/s/ Kenneth S. Bowling Kenneth S. Bowling	December 14, 2018

/s/ Susan K. Still Susan K. Still	December 14, 2018